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                                                                   EXHIBIT 23.10

                     CONSENT OF THE CARSON MEDLIN COMPANY

We hereby consent to the inclusion as Appendix C to the Prospectus/Proxy Statement constituting part of the Registration Statement on Form S-4 of Premier Bancshares, Inc. of our letter to the Board of Directors of Bank Atlanta and to the references made to such letter and to the firm in such Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                           THE CARSON MEDLIN COMPANY


Tampa, Florida
July 16, 1999
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Board of Directors
Bank Atlanta
_______, 1999
Page 2


analyzed the pro forma financial impact of the Merger on Premier; and (f) conducted such other studies, analyses, inquiries and examinations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all information provided to us. We have not performed or considered any independent appraisal or evaluation of the assets of Premier or Bank Atlanta. The opinion we express herein is necessarily based upon market, economic and other relevant considerations as they exist and can be evaluated as of the date of this letter.

Based upon the foregoing, it is our opinion that the consideration provided for in the Agreement is fair, from a financial point of view, to the shareholders of Bank Atlanta.


Very truly yours,


THE CARSON MEDLIN COMPANY